Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

W. Bradley Blair, II

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

February 8, 2007

GOLF TRUST OF AMERICA, INC.

ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND APPOINTMENT OF PRINCIPAL ACCOUNTING OFFICER

CHARLESTON, SC, February 8, 2007 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that on February 4, 2007, Scott D. Peters notified Golf Trust of America, Inc. (the “Company”) that, due to personal reasons related to his obligations and commitments to another employer, he is resigning as Chief Financial Officer and Director of the Company effective February 5, 2007. Consequently, Mr. Peters’ existing employment agreement, which was due to expire by its terms on April 30, 2007, was terminated effective February 5, 2007.  Mr. Peters’ remaining milestone payment, pursuant to his existing employment agreement, of approximately $83,000 plus accrued interest will be paid in the ordinary course.  Mr. Peters has been Chief Financial Officer of the Company since 1997 and has served as a director since late 1999. At this time, the Company’s Board will not fill the Board seat that Mr. Peters is vacating.

On February 6, 2007, the Company’s Controller, Tracy S. Clifford, was appointed Principal Accounting Officer.  Ms. Clifford is a certified public accountant and holds a masters degree in business administration from Georgia State University.  Ms. Clifford has served as the Company’s Controller since October 1999.

The Company continues to operate pursuant to a plan of liquidation.  The Company’s liquidation may occur through the sale of its assets, a merger or otherwise in order to allow it to maximize value to its stockholders. In addition, subject to appropriate stockholder approvals, the Company may pursue a recapitalization.

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The Company was formerly a real estate investment trust but is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.  The Company currently owns two properties (6.0 eighteen-hole equivalent golf courses).  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com

Certain matters discussed in this report and the press release contained as an exhibit hereto  may constitute forward-looking statements within the meaning of the federal securities laws. In particular, when used in this report or the press release, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “the opportunity to,” “plans” or similar expressions are intended to identify “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected.  Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and booking patterns, the seasonal nature of the Company’s business, changes in pricing and general economic conditions, the impact of unusual weather conditions in Florida, as well as other risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.